Exhibit 10.2

Execution Copy

Global Payments Inc. 3550 Lenox Road Suite 3000 Atlanta, Georgia 30326 globalpayments.com

May 1, 2023

Jeffrey S. Sloan

9349 Collins Avenue

Unit 706

Surfside, Florida 33154

Via email

RE: Upcoming Resignation from Global Payments Inc.

Dear Jeff,

This letter reviews and confirms the terms and conditions of the transition of your current role as Chief Executive Officer of Global Payments Inc. (the “Company”) to a successor and your resignation from employment with the Company for “good reason” effective June 1, 2023 (the “Resignation Date”).

By signing and acknowledging below, the Company and you agree to the following:

1.

With the appointment of your successor effective as of the Resignation Date, you are eligible to resign from the Company for Good Reason as defined by and pursuant to the terms of your employment agreement with the Company (the “Employment Agreement”) and you have elected to resign from the Company for Good Reason on the Resignation Date. Note that terms not otherwise defined in this letter will have the meaning assigned to them in the Employment Agreement.

2.

You are also resigning from the Board of Directors of the Company and as a director, manager or any other positions with the Company and all of its subsidiaries and affiliates on the Resignation Date. In addition, you agree to provide any additional documentation that may be reasonably requested by the Company to evidence your resignation from the board or similar governing body of any subsidiary or affiliate of the Company; provided, however, it is agreed and understood that such documentation must first be deemed mutually acceptable and agreeable to both you and the Company.

3.	For the avoidance of doubt, the Company hereby:

(a) accepts your resignation for Good Reason as timely and properly submitted under the Employment Agreement, (b) waives its rights under Section 7(c) of the Employment Agreement to remedy its actions which give rise to your Good Reason resignation;(c) waives the Notice of Termination requirements in Section 7(d) of the Employment Agreement; (d) confirms that it will timely make all payments and provide all benefits set forth in Sections 8(a) and 8(d)(v)(1) of the Employment Agreement, (e) waives any rights it may have under any other provisions in the Employment Agreement or elsewhere to refuse to make any such payments or refuse to provide any such benefits; provided, however, that the Company expressly reserves and retains all rights under law and equity to enforce the Employment Agreement for matters arising after the date of this letter, including but not limited to the non-competition and non-solicitation covenants contained in §§ 13(c) and 13(d) and/or any terms of the release agreement, which is included as Exhibit 1 to this letter, and (f) acknowledges that it will not treat any of those payments or benefits as subject to taxation under Section 409A of the Internal Revenue Code.

4.	Upon the Resignation Date, pursuant to Section 8(a) of the Employment Agreement, you will:

a.	Execute a release agreement, which is included as Exhibit 1 to this letter and is in substantially the same form as the release included as part of the Employment Agreement.

b.

Remain subject to the non-competition and non-solicitation covenants contained in §§ 13(c) and 13(d) of your Employment Agreement and which are incorporated by reference into this letter. For purposes of calculating the applicable Restricted Period, the Restricted Period will commence on the Resignation Date. For the avoidance of doubt, it is agreed and understood that consequent upon your Good Reason resignation, the Restricted Period for which you are subject to the covenant of noncompetition provided in § 13(c)(iv) is eighteen (18) months from the Resignation Date.

c.	Become entitled to receive the following severance benefits:

i.

Your current base salary of $1,200,000 multiplied by two, $600,000 of which will be paid on December 1, 2023 and the remaining balance in equal installments over the eighteen-month period beginning on January 1, 2024 in accordance with the same payroll schedule in force immediately prior to the Resignation Date;

ii.	Your target bonus of $2,400,000 multiplied by two and paid as a single lump sum on the first day following the nine-month anniversary of the Resignation Date;

iii.

Your pro rata bonus for the 2023 year upon the satisfaction and certification of the applicable performance targets, which would be paid in a single lump sum no later than two and one-half months after the end of the 2023 fiscal year; and

iv.

So long as you timely enroll in health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), a lump sum payment equal to 18 months of your COBRA premium amounts.

v.	For the avoidance of doubt, it is agreed and understood that the benefits herein constitute post-resignation severance benefits and not compensation for past services rendered.

5.	With respect to certain equity awards you have received under the Company incentive plan and consistent with §§ 8(a) and (8)(d)(v)(1) of your Employment Agreement, the following treatment applies:

a.	All unvested restricted stock and restricted stock units will fully vest on the Resignation Date.

b.	All unvested stock options that would have vested by lapse of time within the following 24 month period will fully vest on the Resignation Date.

c.

All unvested performance restricted stock, will fully vest (without proration) based on actual performance at the end of the full Performance Cycle, as if you continued employment through the end of such cycle and in a manner consistent with past Company practices.

d.

All outstanding vested stock options (including those with accelerated vesting pursuant § 8(a)(viii) of your Employment Agreement) shall remain exercisable during the 90-day period following the Resignation Date.

We have separately provided you a schedule that summarizes the value of the payments and benefits outlined in this resignation letter and both parties hereby acknowledge and agree to the accuracy of this separately provided schedule. If this letter accurately describes your understanding of your resignation for Good Reason, please sign the below acknowledgement and return a copy of this letter to my attention.

Sincerely,

/s/ David Green

David Green
Senior Executive Vice President, General Counsel and Corporate Secretary

By signing and dating under your name below, you acknowledge and agree to the terms set out in this letter under the terms above.

JEFFREY S. SLOAN

Signature:	/s/ Jeffrey S. Sloan

Date:	May 1, 2023

EXHIBIT 1

This Release Agreement (the “Release”) is entered into and effective as of June 1, 2023 (the “Separation Date”), by and between Jeffrey S. Sloan (“Executive”) and Global Payments Inc. (the “Company”). The Executive and Company execute this Release consistent with the terms and conditions of the employment agreement effective as of September 18, 2019 by and between the Company and Executive (the “Employment Agreement”) and the terms and conditions of the resignation letter executed May 1, 2023 by and between the Executive and the Company (the “Letter Agreement”), with respect to which this Release is an integral part.

Accordingly, the Company and Executive, for the good and sufficient consideration set out below, agree as follows:

1.	Separation Payments and Benefits.

a.

Effective as of the Separation Date, Executive has resigned for Good Reason under § 7(c) of the Employment Agreement and the terms and conditions of the Letter Agreement, which Letter Agreement is incorporated by reference into this Release.

b.

As consideration for Executive’s promises in this Release, including in particular the release which forms a material part of this Release, Executive will receive the termination benefits provided under §§ 8(a) and (d) of the Employment Agreement and under the terms and conditions of the Letter Agreement.

c.	Executive acknowledges and agrees that the payments and benefits hereunder constitute good and valuable consideration for Executive’s release of claims in this Release Agreement.

d.

Executive understands and agrees that except with respect to the separation payments and benefits contemplated in Executive’s Employment Agreement and the Letter Agreement which remain due and owing to Executive following his execution of this Release, Executive has been paid all compensation and wages owed to Executive by the Company, and that the benefits provided for in this Section 1 are above and beyond any payment to which Executive is already entitled.    For the avoidance of doubt, such compensation and wages includes wages, holiday pay, bonuses, allowances, accrued but unpaid sick/vacation pay, and any other amounts to which Executive is statutorily entitled. Executive further understands that Executive will not receive any compensation, long-term or short-term incentives or benefits other than what is set forth in this Section 1.

2.

Release of the Company. Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorneys’ fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq., or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for emotional distress; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and claims under any other applicable federal, state or local laws or legal concepts; provided, however, that nothing herein shall release the Company of (a) obligations to Executive to make termination payments and provide benefits under § 8 of the Employment Agreement or any other rights under the Employment Agreement or the Letter Agreement, (b) any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise (including, without limitation, Section 17(g) of the Employment Agreement); (c) obligations with respect to insurance coverage under any directors’ and officers’ liability insurance policies; (d) any rights that Executive may have as a stockholder of the Company; or (e) (i) unvested interests (including, without limitation, unvested performance restricted stock which, pursuant to the Employment Agreement and Letter Agreement, shall fully vest after the Resignation Date) and (ii) vested interests (including, without limitation, all unvested restricted stock, restricted stock and options which, pursuant to the Employment Agreement and the Letter Agreement, fully vested as of the Resignation Date) in any pension plan or other benefit or deferred compensation plan.

3.

Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Executive acknowledges and agrees Executive has been, and hereby is, advised by Company to consult with an attorney prior to executing this Release. Executive further acknowledges and agrees that Company has offered Executive the opportunity, before executing this Release, to consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

4.	Indemnification. The Company reaffirms its indemnification obligations under § 17(g) of the Employment Agreement, which are hereby incorporated into this Release.

5.

Non-Admission. It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.

6.

Non-Disparagement. Executive agrees that he will not in any way disparage Company, its affiliated and related companies, or their current and former employees, officers, directors, agents and representatives, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. This paragraph shall not limit the rights of Executive (a) to make any disclosures that are protected under the whistleblower provisions of federal law or regulation or provide testimony pursuant to a valid subpoena or in a judicial or administrative proceeding in which Executive is required to testify or otherwise as required by law or legal process; or (b) to make a complaint to, provide truthful information to, or participate in an investigation conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission.

7.

Acknowledgement and Revocation Period. Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such twenty-one (21) day period, Executive is waiving his right to review the Release for such full twenty-one (21) day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him. In order to revoke this Release, Executive must deliver notice of the revocation in writing to Company’s General Counsel before the expiration of the seven (7) day period. However, with respect to the claims under the Age Discrimination in Employment Act, if Executive revokes this Release within such seven (7) day period, Executive will forfeit the right to receive payments and benefits under this Release as provided in Section 1 above and the underlying Employment Agreement. Executive will receive and retain one thousand dollars ($1,000) of consideration for the Release and the remaining terms and conditions of the Release will continue to apply.

8.

No Revocation After Seven Days. Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period and that he/she will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Executive further acknowledges and agrees that, with the exception of an action to challenge the waiver of claims under the ADEA, Executive shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim that is covered by the terms of the release contained herein, without first repaying all monies paid to him/her under § 8 of the Employment Agreement. Furthermore, with the exception of an action to challenge his waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim that is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Executive’s action.

9.

Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

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EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set out below.

JEFFREY S. SLOAN

Signature:

Date:

GLOBAL PAYMENTS INC.

By:

Name:

Title: